EXHIBIT 10.8

WESTROCK COFFEE COMPANY

ANNUAL CASH INCENTIVE PLAN

This Westrock Coffee Company Annual Cash Incentive Plan (this “Plan”) is designed to provide an incentive for superior work and to motivate eligible employees of Westrock Coffee Company, a Delaware corporation (the “Company”), and its Affiliates toward ever higher achievement and business results, to tie their goals and interests to those of the Company and its stockholders, and to enable the Company to attract and retain highly qualified employees.

SECTION 1.DEFINITIONS

For purposes of this Plan, the following terms are defined as set forth below:

(a)“Affiliate” means a company or other entity controlled by, controlling or under common control with the Company.

(b)“Board” means the board of directors of the Company.

(c)“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto, the Treasury Regulations thereunder and other relevant interpretive guidance issued by the Internal Revenue Service or the Treasury Department.  Reference to any specific section of the Code shall be deemed to include such regulations and guidance, as well as any successor provision of the Code.

(d)“Committee” means the Committee referred to in Section 2.

(e)“Company” has the meaning set forth in the preamble.

(f)“Incentive Award” means an amount payable to a Participant under this Plan.

(g)“Incentive Award Opportunity” means an opportunity to earn an Incentive Award.

(h)“Participant” means an employee of the Company or its Affiliates to whom an Incentive Award Opportunity is or has been granted.

(i)“Performance Goals” means the performance goals established by the Committee in connection with the grant of an Incentive Award Opportunity.  Such goals shall be based on the attainment of specified levels of one (1) or more of the following measures or such other measures, as the Committee may establish:  stock price, earnings (whether based on earnings before taxes, earnings before interest and taxes or earnings before interest, taxes, depreciation and amortization), earnings per share, return on equity, return on assets or operating assets, asset quality, net interest margin, loan portfolio growth, efficiency ratio, deposit portfolio growth, liquidity, market share, customer service measures or indices, economic value added, shareholder value added, embedded value added, combined ratio, pre- or after-tax income, net income, cash flow (before or after dividends), cash flow per share (before or after dividends), gross margin, risk-based capital, revenues, revenue growth, return on capital (whether based on return on total capital or return on invested capital), cash flow return on investment, cost control, gross profit, operating profit, cash generation, unit volume, sales, asset quality, cost saving levels, market-spending efficiency, core non-interest income or change in working capital, in each case with respect to the Company or any one (1) or more subsidiaries, divisions, business units or business segments thereof, either in absolute terms or relative to the performance of one (1) or more other companies (including an index covering multiple companies).

(j)“Plan” has the meaning set forth in the preamble.

SECTION 2.ADMINISTRATION

(a)Committee.  This Plan shall be administered by the Board directly, or if the Board elects, by the Compensation Committee or such other committee of the Board as the Board may from time to time designate, which committee shall be composed of not fewer than two (2) directors, and shall be appointed by and serve at the pleasure of the Board.  All references in this Plan to the “Committee” refer to the Board as a whole, unless a separate committee has been designated or authorized consistent with the foregoing.

Subject to the terms and conditions of this Plan, the Committee shall have absolute authority:

(i)To select Participants;

(ii)To determine whether and to what extent an Incentive Award Opportunity is to be granted hereunder;

(iii)To determine the amount of any Incentive Award or Incentive Award Opportunity;

(iv)To approve the form of any Incentive Award Opportunity and determine the terms and conditions thereof;

(v)To modify, amend or adjust the terms and conditions (including any Performance Goals) of any Incentive Award Opportunity;

(vi)To determine to what extent and under what circumstances amounts payable with respect to an Incentive Award Opportunity shall be deferred;

(vii)To adopt, alter and repeal such administrative rules, guidelines and practices governing this Plan as it shall from time to time deem advisable;

(viii)To interpret the terms and provisions of this Plan and any Incentive Award Opportunity under this Plan;

(ix)To decide all other matters that must be determined in connection with an Incentive Award Opportunity; and

(x)To otherwise administer this Plan.

(b)Procedures.

(i)The Committee may act only by a majority of its members then in office, except that the Committee may, except to the extent prohibited by applicable law or the applicable listing standards of a securities exchange, allocate all or any portion of its responsibilities and powers to any one (1) or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it.  Any such allocation or delegation may be revoked by the Committee at any time.

(ii)Any authority granted to the Committee may be exercised by the full Board.  To the extent that any permitted action taken by the Board conflicts with action taken by the Committee, the Board action shall control.

(c)Discretion of Committee.  Any determination made by the Committee or pursuant to delegated authority under the provisions of this Plan shall be made in the sole discretion of the Committee or such delegate.  All decisions made by the Committee or any appropriately delegated officer pursuant to the provisions of this Plan shall be final, binding and conclusive on all persons, including the Company and Participants.  Any determination made by the Committee or pursuant to delegated authority under the provisions of this Plan need not be the same for each Participant.

SECTION 3.ELIGIBILITY

From time to time, the Committee may select certain employees of the Company or its Affiliates, including its executive officers, to be Participants.

SECTION 4.INCENTIVE AWARD OPPORTUNITIES AND DETERMINATIONS

The Company may establish Incentive Award Opportunities and pay Incentive Awards to Participants under this Plan based upon such terms and conditions as the Committee determines in its discretion, including the achievement of Performance Goals.  Incentive Award Opportunities may be based on a percentage of the Participant’s annual base salary or a fixed dollar amount.  The Committee may establish different levels of achievement for Performance Goals, including threshold, target, maximum and stretch, and may vary the amount of an Incentive Award to be earned based on the level of achievement.  In determining the amount of an Incentive Award to be paid, the Committee may take into account such factors as it determines to be appropriate, including the Participant’s individual performance.

SECTION 5.INCENTIVE AWARD PAYMENT

Each Participant’s Incentive Award shall be payable by the Company in cash at such time as determined by the Committee and in no event later than two and one-half months following the last day of the calendar year in which the Incentive Award was earned.

The payment of an Incentive Award to a Participant with respect to a given performance period shall be conditioned upon the Participant’s continued employment through the end of the applicable performance period or, if determined by the Committee at the time the Incentive Award Opportunity is established, the date on which the Incentive Award is paid; provided, however, that the Committee may make exceptions to this requirement, in its sole discretion, including, without limitation, in the case of a Participant’s termination of employment, retirement, death, or disability, or as may be required by or contemplated in an individual employment, severance, change in control or similar agreement, or upon a change in control of the Company.

SECTION 6.EFFECTIVENESS; TERMINATION AND AMENDMENT

(a)Effectiveness.  This Plan shall become effective as of August 26, 2022, and, for the avoidance of doubt, applies to the Incentive Awards payable in respect of performance during the Company’s 2022 fiscal year.

(b)Amendment and Termination.  The Committee may amend, modify, suspend, discontinue or terminate this Plan at any time in its sole discretion.

SECTION 7.MISCELLANEOUS PROVISIONS

(a)Additional Compensation Arrangements.  Nothing contained in this Plan shall prevent the Company or any Affiliate from adopting other or additional compensation arrangements for its employees.

(b)No Contract of Employment.  This Plan shall not constitute a contract of employment, and adoption of this Plan shall not confer upon any employee any right to continued employment, nor shall it interfere in any way with the right of the Company or any Affiliate to terminate the employment of any employee at any time.

(c)Taxes.

(i)Withholding.  The Company and its Affiliates may withhold from any amounts payable under this Plan such federal, state and local taxes as the Company determines are required to be withheld pursuant to applicable law.

(ii)Section 409A.  This Plan and Incentive Awards hereunder are intended to comply with the requirements of Section 409A of the Code or an exemption or exclusion therefrom and, with respect to amounts that are subject to Section 409A of the Code, it is intended that this Plan be administered in all respects in accordance with Section 409A of the Code.  Each payment under this Plan shall be treated as a separate payment for purposes of Section 409A of the Code.  In no event may a Participant, directly or indirectly, designate the calendar year of any payment to be made under any Incentive Award that constitutes nonqualified deferred compensation subject to Section 409A of the Code.  Notwithstanding any other provision of this Plan to the contrary, if a Participant is a “specified employee” within the meaning of Section 409A of the Code (as determined in accordance with the methodology established by the Company), amounts that constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code that otherwise would be payable by reason of a Participant’s “separation from service” (within the meaning of Section 409A of the Code) during the six (6)-month period immediately following such separation from service shall instead be paid or provided on the first (1st) business day following the date that is six (6) months following such separation from service or any earlier date permitted by Section 409A of the Code.  If the Participant dies following the separation from service and prior to the payment of any amounts delayed on account of Section 409A of the Code, such amounts shall be paid to the personal representative of the Participant’s estate within thirty (30) days following the date of the Participant’s death.

(d)Governing Law and Interpretation.  This Plan and all Incentive Awards made and actions taken hereunder shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws.  The captions of this

Plan are not part of the provisions hereof and shall have no force or effect.  Whenever the words “include,” “includes” or “including” are used in this Plan, they shall be deemed to be followed by the words “but not limited to” and the word “or” shall be understood to mean “and/or.”

(e)Unfunded Status of the Plan.  It is intended that this Plan constitute an “unfunded” plan.  Neither the Company nor the Committee shall have any obligation to segregate assets or establish a trust or other arrangements to meet the obligations created under this Plan.  Any liability of the Company to any Participant with respect to an Incentive Award shall be based solely upon contractual obligation created by this Plan and any award agreement issued hereunder (if any).  No such obligation shall be deemed to be secured by any pledge or encumbrance on the property of the Company.

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